UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 14, 2007

(date of earliest event reported)

VASCULAR SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court

Minneapolis, Minnesota 55369

(Address of principal executive offices)

(763) 656-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into Material Definitive Agreement

On November 14, 2007, Vascular Solutions, Inc. (the “Company”) amended its lease agreements with IRET – Plymouth, LLC (“IRET”) for its Maple Grove and Plymouth facilities. As part of the lease agreement amendments, Company agreed to terminate its sublease of 10,411 square feet of office space with Insignia Systems, Inc. (“Insignia”) effective July 31, 2008.

Pursuant to the Maple Grove lease amendment, the term of the lease, which was set to expire on September 30, 2008, is extended until September 30, 2015. In addition, commencing September 1, 2008, the Company will lease an additional 35,151 square feet, net of the termination of the Insignia sublease, of office and warehouse space at its current facility for a total of 79,297 square feet of space at the Maple Grove facility. Commencing September 1, 2008, the Company will pay IRET $57,159.92 per month and is obligated to pay IRET a total of $5,175,781.04 over the term of the lease plus the corresponding operating expenses. The Company may elect to renew the lease upon written notice to IRET for two (2) periods of five (5) years each.

Pursuant to the Plymouth lease amendment, the term of the lease, which was set to expire on September 30, 2008, is extended until September 30, 2015. The Plymouth facility totals 13,966 square feet of primarily warehouse space. Commencing on October 1, 2008, the Company will pay IRET $5,237.25 per month for a total of $497,887.80 over the term of the lease plus the corresponding operating expenses. The Company may elect to renew the lease upon written notice to IRET for two (2) periods of five (5) years each. A copy of the lease agreement amendments and the sublease termination agreement are furnished as Exhibits 99.1, 99.2, and 99.3 to this Report.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Fifth Amendment to Lease.
99.2	First Amendment to Lease.
99.3	Sublease Termination Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.
Date: November 16, 2007	By:	/s/ James Hennen
James Hennen Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Fifth Amendment to Lease.
99.2	First Amendment to Lease.
99.3	Sublease Termination Agreement.